Exhibit 10.10

[ENTROPIC LETTERHEAD]

February 18,2004

Mr. Michael Economy

127 Capistrano Place

Los Gatos, CA 95032

Dear Michael:

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.	Position. You will serve in a full-time capacity as Vice President of Sales working out of the Company’s headquarters in San Diego, California. You will report to the President and CEO. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Salary. You will be paid a monthly salary of $12,500, payable in accordance with the Company’s standard payroll practices for salaried employees.

3.	Bonus You will be eligible for an annual bonus of up to 35% of your base salary based on achievement of mutually agreed-upon milestones, assessed at the end of each evaluation period beginning with the period ending December 31,2004. Payment of this bonus is at the discretion of the Company.

4.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

5.	Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an opinion to purchase 780,900 shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. These option shares will vest over a four- year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extend allowed by the tax code and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company in the form attached hereto as Exhibit A.

6.	Signing Bonus. The Company will pay you a $25,000 one time bonus within one month of your start date. The Company expects that you will manage your own relocation expenses with part of this bonus. In the event that you terminate your employment with the Company before the end of the first year of employment, you agree to repay the Company on demand for this one time bonus on a pro-rata basis.

7.	Change of Control Agreement. The Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as Exhibit B.

8.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as Exhibit C.

9.	At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company Will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer f the Company with Board of Directors’ approval.

10.	Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

11.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

12.	Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

13.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

14.	Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

15.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorneys fees and expert witness costs in addition to any other relief awarded by the trier of fact.

16.	Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

17.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

18.	Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

19.	Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement.

We hope that you find the foregoing terms acceptable, You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on February 23,2004.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identify and authorization to work in the United States.

Michael, we look forward with enthusiasm to your acceptance of our offer and to the commencement of your duties with the Company. Your start date with the Company will be March 1, 2004.

Sincerely,

/s/ Patrick Henry
Patrick Henry President & CEO I Entropic Communications, Inc.

I have read and accept this employment offer:

/s/ Michael Economy
By:	Michael Economy
Dated: February 23 ,2004 1